Exhibit 99.1

Provident Bancorp, Inc. Reports Net Income of $2.7 Million for the Quarter Ended September 30, 2025

Company Release

10/23/2025

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended September 30, 2025 of $2.7 million, or $0.16 per diluted share, compared to net income of $2.8 million, or $0.17 per diluted share, for the quarter ended June 30, 2025, and net income of $716,000, or $0.04 per diluted share, for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, net income was $7.7 million, or $0.45 per diluted share, compared to net income of $2.4 million, or $0.14 per diluted share, for the nine months ended September 30, 2024.

The Company's return on average assets was 0.70% for the quarter ended September 30, 2025, compared to 0.74% for the quarter ended June 30, 2025, and 0.18% for the quarter ended September 30, 2024. The Company's return on average equity was 4.45% for the quarter ended September 30, 2025, compared to 4.77% for the quarter ended June 30, 2025, and 1.27% for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, the Company’s return on average assets was 0.67%, compared to 0.20% for the nine months ended September 30, 2024. For the nine months ended September 30, 2025, the Company’s return on average equity was 4.32%, compared to 1.41% for the nine months ended September 30, 2024.

For the quarter ended September 30, 2025, net interest and dividend income was $13.2 million, a decrease of $341,000, or 2.5%, from the quarter ended June 30, 2025, and a $777,000, or 6.3%, increase from the quarter ended September 30, 2024. The interest rate spread and net interest margin were 2.63% and 3.67% for the quarter ended September 30, 2025, respectively, compared to 2.79% and 3.77% for the quarter ended June 30, 2025, respectively, and 2.19% and 3.38% for the quarter ended September 30, 2024, respectively. For the nine months ended September 30, 2025, net interest and dividend income was $39.6 million, an increase of $2.8 million, or 7.4%, compared to $36.8 million for the nine months ended September 30, 2024. The interest rate spread and net interest margin were 2.68% and 3.70% for the nine months ended September 30, 2025, respectively, compared to 2.19%, and 3.34% for the nine months ended September 30, 2024, respectively.

Total interest and dividend income was $21.3 million for the quarters ended September 30, 2025 and June 30, 2025, a decrease of $1.1 million, or 5.0%, from the quarter ended September 30, 2024. The Company’s yield on interest earning assets was 5.92% for the quarter ended September 30, 2025, 5.94% for the quarter ended June 30, 2025, and 6.11% for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, total interest and dividend income was $63.2 million, a decrease of $3.1 million, or 4.7%, from $66.3 million for the nine months ended September 30, 2024. The Company’s yield on interest-earning assets was 5.90% for the nine months ended September 30, 2025, a decrease of 12 basis points from 6.02% for the nine months ended September 30, 2024. For the quarter ended September 30, 2025, the yield on the loan portfolio was 6.13%, an increase of four basis points from 6.09% for the quarter ended June 30, 2025, and a decrease of 12 basis points compared to the quarter ended September 30, 2024. For the nine months ended September 30, 2025, the yield on the loan portfolio was 6.07%, representing an eight basis point reduction from the nine months ended September 30, 2024.

Total interest expense was $8.1 million for the quarter ended September 30, 2025, an increase of $351,000, or 4.5%, from $7.8 million for the quarter ended June 30, 2025, and a decrease of $1.9 million, or 18.9%, from $10.0 million for the quarter ended September 30, 2024. Interest expense on deposits was $7.9 million for the quarter ended September 30, 2025, a $616,000, or 8.5%, increase from $7.3 million for the quarter ended June 30, 2025, that was due to a $27.4 million, or 2.9%, increase in the average balance of interest-bearing deposits and a 17 basis point increase in the cost of interest-bearing deposits. Interest expense on deposits decreased $1.2 million, or 13.1%, from $9.1 million for the quarter ended September 30, 2024, primarily due to a 55 basis point reduction in the cost of interest-bearing deposits, partially offset by a $14.0 million, or 1.5%, increase in the average balance of interest-bearing deposits. Interest expense on borrowings was $247,000 for the quarter ended September 30, 2025, representing decreases of $265,000, or 51.8%, from the quarter ended June 30, 2025, and $705,000, or 74.1%, from the quarter ended September 30, 2024, driven by decreases in the average balance and cost of borrowings compared to prior periods. The Company’s total cost of interest-bearing liabilities was 3.29% for the quarter ended September 30, 2025, an increase of 14 basis points from 3.15% for the quarter ended June 30, 2025, and a decrease of 63 basis points from the quarter ended September 30, 2024.

Total interest expense decreased $5.9 million, or 20.0%, to $23.6 million for the nine months ended September 30, 2025, compared to $29.5 million for the nine months ended September 30, 2024. Interest expense on deposits was $22.5 million for the nine months ended September 30, 2025, a decrease of $5.5 million, or 19.7%, from $28.0 million for the nine months ended September 30, 2024. The decrease was driven by a 59 basis point decrease in the average cost of interest-bearing deposits, from 3.80% to 3.21% and a decrease in the average balance of deposits, primarily due to a decrease in higher-cost savings accounts obtained through listing services. For the nine months ended September 30, 2025, interest expense on borrowings decreased $378,000, or 25.7%, primarily due to a 131 basis point decrease in the average cost of borrowings. The Company's total cost of interest-bearing liabilities was 3.22% for the nine months ended September 30, 2025, a decrease of 61 basis points from 3.83% for the nine months ended September 30, 2024. The decrease in interest expense compared to the prior year reflects the Bank’s proactive management of deposit pricing in response to prevailing interest rate trends, as well as a strategic balancing of funding sources in anticipation of rate movements and liquidity needs.

The Company recognized a $418,000 credit loss benefit for the quarter ended September 30, 2025, compared to a $378,000 benefit for the quarter ended June 30, 2025, and a $1.7 million credit loss expense for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, the Company recognized an $808,000 credit loss benefit, compared to a credit loss expense of $2.6 million for the nine months ended September 30, 2024. The credit loss benefit for the 2025 periods was primarily driven by a reduction in pooled reserves, largely reflecting a decline in total loans, specifically within the enterprise value portfolio, which typically carries a higher reserve rate than other loan categories. This benefit was partially offset by a year-to-date increase of $662,000 in individually analyzed reserves, primarily recorded in the first quarter of 2025.

Net charge-offs totaled $29,000 for the quarter ended September 30, 2025, compared to net recoveries of $20,000 for the quarter ended June 30, 2025, and net charge-offs of $84,000 for the quarter ended September 30, 2024. Net charge-offs totaled $6,000 for the nine months ended September 30, 2025, compared to net charge-offs of $2.2 million for the nine months ended September 30, 2024.

Noninterest income was $1.6 million for the quarter ended September 30, 2025, compared to $2.2 million for the quarter ended June 30, 2025, and $1.7 million for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, noninterest income increased $582,000, or 12.7%, to $5.2 million, from $4.6 million for the nine months ended September 30, 2024. Noninterest income includes a $745,000 gain on a sale/leaseback transaction for the Bank's main office building, recognized during the second quarter of 2025.

Noninterest expense was $11.4 million for the quarter ended September 30, 2025, a decrease of $657,000, or 5.4%, from the quarter ended June 30, 2025, and a decrease of $142,000, or 1.2%, from the quarter ended September 30, 2024. The decrease from the prior quarter was primarily attributable to a reduction in merger-related expenses, and the reversal of a previously recognized loss contingency of $350,000 in the third quarter of 2025. This contingency, originally recorded under other expenses in connection with the previously-disclosed Wells Notice received from the Securities and Exchange Commission (the “SEC”), was reversed following the SEC’s determination that it would not recommend enforcement action. Noninterest expense was $35.0 million for the nine months ended September 30, 2025, a decrease of $948,000, or 2.6%, from $35.9 million for the nine months ended September 30, 2024. The decrease was primarily due to decreases in professional fees of $582,000, or 18.8%. Nondeductible merger-related expenses, primarily included in professional fees were more than offset by continued improvements in organizational efficiency.

The Company recorded an income tax provision of $1.1 million for the quarter ended September 30, 2025, reflecting an effective tax rate of 28.4%, compared to $1.2 million, or an effective tax rate of 30.2%, for the quarter ended June 30, 2025, and $132,000, or an effective tax rate of 15.6%, for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, the Company recorded a provision for income tax of $2.9 million, reflecting an effective tax rate of 27.8%, compared to $571,000, or an effective tax rate of 19.3%, for the nine months ended September 30, 2024. The increase in effective tax rates in 2025 was primarily due to nondeductible merger-related expenses, which totaled $847,000 for the nine months ended September 30, 2025.

Total assets were $1.49 billion at September 30, 2025, a decrease of $49.3 million, or 3.2%, from $1.54 billion at June 30, 2025, and a decrease of $101.5 million, or 6.4%, from $1.59 billion at December 31, 2024. Cash and cash equivalents decreased $28,000 from June 30, 2025, and $40.3 million, or 23.8%, from December 31, 2024. Net loans were $1.25 billion at September 30, 2025, a decrease of $42.5 million, or 3.3%, from June 30, 2025, and a decrease of $54.5 million, or 4.2%, from December 31, 2024. The decrease in net loans over the prior quarter was primarily due to decreases in mortgage warehouse loans of $31.9 million, or 11.2% and the strategic decrease in enterprise value loans of $14.4 million, or 5.8%, partially offset by targeted growth of commercial real estate loans of $16.6 million, or 2.9%. over the prior quarter. The decrease in net loans from December 31, 2024 was primarily due to the decrease in enterprise value loans of $77.8 million, or 25.1%, partially offset by an increase in the commercial real estate portfolio of $38.0 million, or 6.8%.

The allowance for credit losses for loans was $20.4 million, or 1.61% of total loans, as of September 30, 2025, compared to $20.8 million, or 1.58% of total loans, as of June 30, 2025, and $21.1 million, or 1.59% of total loans as of December 31, 2024. Non-accrual loans were $34.4 million, or 2.31% of total assets, as of September 30, 2025, compared to $34.4 million, or 2.24% of total assets as of June 30, 2025, and $20.9 million, or 1.31% of total assets, as of December 31, 2024.

Total deposits were $1.23 billion at September 30, 2025, a decrease of $25.6 million, or 2.0%, from $1.26 billion at June 30, 2025, and a decrease of $76.6 million, or 5.8%, from $1.31 billion at December 31, 2024. The decrease in deposits from June 30, 2025 was primarily due to a $12.3 million, or 51.0%, decrease in listing service deposits and a $15.0 million, or 9.1%, decrease in brokered deposits. The decrease in deposits from December 31, 2024 was primarily due to a $40.6 million, or 3.7%, decrease in retail deposits and a $35.8 million, or 75.2%, decrease in listing service deposits. Total borrowings were $7.5 million at September 30, 2025, a decrease of $27.0 million, or 78.4%, from June 30, 2025, and a decrease of $37.1 million, or 83.3%, from December 31, 2024, reflecting a proactive liquidity management strategy that aims to balance funding sources resulting in a reduced need to utilize short-term funding for current operations at September 30, 2025.

As of September 30, 2025, shareholders’ equity totaled $241.0 million, an increase of $3.7 million, or 1.5%, from June 30, 2025, and an increase of $9.9 million, or 4.3%, from December 31, 2024 primarily due to the Company's net income. Shareholders’ equity to total assets was 16.2% at September 30, 2025, compared to 15.4% at June 30, 2025 and 14.5% at December 31, 2024. Book value per share was $13.55 at September 30, 2025, an increase from $13.35 at June 30, 2025 and $12.99 at December 31, 2024. As of September 30, 2025, the Bank was categorized as well capitalized under the Federal Deposit Insurance Corporation regulatory framework for prompt corrective action.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). These factors include: those related to the status of our proposed merger with NB Bancorp, Inc., general economic conditions, including potential recessionary conditions; interest rates; inflation; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; the impact of the federal government shutdown; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio; changes in investor sentiment and consumer spending, borrowing and savings habits; competition; the imposition of tariffs or other domestic or international governmental policies and retaliatory responses; our ability to successfully shift the balance sheet to that of a traditional community bank; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of a pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Investor contact:

Joseph Reilly

President and Chief Executive Officer

Provident Bancorp, Inc.

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	September 30,	June 30,	December 31,
	2025	2025	2024
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$19,373	$21,700	$27,536
Short-term investments	109,508	107,209	141,606
Cash and cash equivalents	128,881	128,909	169,142
Debt securities available-for-sale (at fair value)	24,441	24,534	25,693
Federal Home Loan Bank stock, at cost	1,004	2,242	2,697
Loans:
Commercial real estate	597,361	580,750	559,325
Construction and land development	29,895	37,362	28,097
Residential real estate	4,972	4,936	6,008
Mortgage warehouse	252,208	284,154	259,181
Commercial	154,858	160,596	163,927
Enterprise value	231,991	246,382	309,786
Consumer	93	85	271
Total loans	1,271,378	1,314,265	1,326,595
Allowance for credit losses for loans	(20,414)	(20,796)	(21,087)
Net loans	1,250,964	1,293,469	1,305,508
Bank owned life insurance	47,028	46,679	46,017
Premises and equipment, net	10,062	10,127	10,188
Accrued interest receivable	4,210	4,877	5,296
Right-of-use assets	5,431	5,488	3,429
Deferred tax asset, net	11,890	12,631	13,808
Other assets	7,712	11,925	11,392
Total assets	$1,491,623	$1,540,881	$1,593,170
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$280,288	$287,927	$351,528
NOW	87,268	103,115	83,270
Regular savings	90,578	105,123	132,198
Money market deposits	470,800	463,100	463,687
Certificates of deposit	303,457	298,713	278,277
Total deposits	1,232,391	1,257,978	1,308,960
Borrowings:
Short-term borrowings	3,000	25,000	35,000
Long-term borrowings	4,462	9,495	9,563
Total borrowings	7,462	34,495	44,563
Operating lease liabilities	5,900	5,939	3,862
Commitments and contingencies	—	350	—
Other liabilities	4,841	4,748	4,698
Total liabilities	1,250,594	1,303,510	1,362,083
Shareholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,782,946, 17,785,538, and 17,788,543 shares issued and outstanding at September 30, 2025, June 30, 2025 and December 31, 2024, respectively	178	178	178
Additional paid-in capital	126,772	126,329	125,446
Retained earnings	121,225	118,555	113,561
Accumulated other comprehensive loss	(1,212)	(1,578)	(1,625)
Unearned compensation - ESOP	(5,934)	(6,113)	(6,473)
Total shareholders' equity	241,029	237,371	231,087
Total liabilities and shareholders' equity	$1,491,623	$1,540,881	$1,593,170

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$19,606	$20,085	$21,257	$58,998	$61,637
Interest and dividends on debt securities available-for-sale	220	231	240	711	720
Interest on short-term investments	1,484	984	932	3,481	3,979
Total interest and dividend income	21,310	21,300	22,429	63,190	66,336
Interest expense:
Interest on deposits	7,877	7,261	9,068	22,507	28,015
Interest on short-term borrowings	219	482	916	1,007	1,375
Interest on long-term borrowings	28	30	36	88	98
Total interest expense	8,124	7,773	10,020	23,602	29,488
Net interest and dividend income	13,186	13,527	12,409	39,588	36,848
Credit loss (benefit) expense - loans	(353)	(384)	1,666	(667)	2,590
Credit loss (benefit) expense - off-balance sheet credit exposures	(65)	6	27	(141)	(20)
Total credit loss (benefit) expense	(418)	(378)	1,693	(808)	2,570
Net interest and dividend income after credit loss (benefit) expense	13,604	13,905	10,716	40,396	34,278
Noninterest income:
Customer service fees on deposit accounts	686	690	813	2,091	2,152
Service charges and fees - other	306	442	486	1,024	1,144
Bank owned life insurance income	349	335	327	1,011	948
Other income	217	764	82	1,043	343
Total noninterest income	1,558	2,231	1,708	5,169	4,587
Noninterest expense:
Salaries and employee benefits	7,749	7,338	7,267	22,663	22,705
Occupancy expense	426	376	452	1,250	1,302
Equipment expense	115	120	159	379	471
Deposit insurance	331	294	334	957	988
Data processing	429	410	416	1,260	1,231
Marketing expense	61	62	57	168	151
Professional fees	823	1,124	800	2,516	3,098
Directors' compensation	197	197	233	589	584
Software depreciation and implementation	532	532	614	1,617	1,741
Insurance expense	224	224	303	669	907
Service fees	294	371	405	983	881
Other	253	1,043	536	1,906	1,846
Total noninterest expense	11,434	12,091	11,576	34,957	35,905
Income before income tax expense	3,728	4,045	848	10,608	2,960
Income tax expense	1,058	1,221	132	2,944	571
Net income	$2,670	$2,824	$716	$7,664	$2,389
Earnings per share:
Basic	$0.16	$0.17	$0.04	$0.45	$0.14
Diluted	$0.16	$0.17	$0.04	$0.45	$0.14
Weighted Average Shares:
Basic	16,897,892	16,860,744	16,748,404	16,860,555	16,708,363
Diluted	17,071,693	16,954,078	16,811,614	16,982,799	16,754,858

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,278,662	$19,606	6.13%	$1,320,244	$20,085	6.09%	$1,359,712	$21,257	6.25%
Short-term investments	134,014	1,484	4.43%	87,843	984	4.48%	78,925	932	4.72%
Debt securities available-for-sale	24,360	172	2.82%	24,786	182	2.94%	27,367	201	2.94%
Federal Home Loan Bank stock	1,984	48	9.68%	2,596	49	7.55%	3,476	39	4.49%
Total interest-earning assets	1,439,020	21,310	5.92%	1,435,469	21,300	5.94%	1,469,480	22,429	6.11%
Noninterest earning assets	84,381			87,489			94,258
Total assets	$1,523,401			$1,522,958			$1,563,738
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$100,987	$204	0.81%	$106,622	$215	0.81%	$155,726	$898	2.31%
Money market accounts	474,957	4,023	3.39%	446,440	3,733	3.34%	479,276	4,823	4.03%
NOW accounts	84,974	333	1.57%	92,260	395	1.71%	79,527	311	1.56%
Certificates of deposit	298,997	3,317	4.44%	287,166	2,918	4.06%	231,373	3,036	5.25%
Total interest-bearing deposits	959,915	7,877	3.28%	932,488	7,261	3.11%	945,902	9,068	3.83%
Borrowings
Short-term borrowings	20,196	219	4.34%	43,989	482	4.38%	66,727	916	5.49%
Long-term borrowings	8,604	28	1.30%	9,507	30	1.26%	9,607	36	1.50%
Total borrowings	28,800	247	3.43%	53,496	512	3.83%	76,334	952	4.99%
Total interest-bearing liabilities	988,715	8,124	3.29%	985,984	7,773	3.15%	1,022,236	10,020	3.92%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	283,626			292,421			305,124
Other noninterest-bearing liabilities	11,184			7,920			10,377
Total liabilities	1,283,525			1,286,325			1,337,737
Total equity	239,876			236,633			226,001
Total liabilities and equity	$1,523,401			$1,522,958			$1,563,738
Net interest income		$13,186			$13,527			$12,409
Interest rate spread (2)			2.63%			2.79%			2.19%
Net interest-earning assets (3)	$450,305			$449,485			$447,244
Net interest margin (4)			3.67%			3.77%			3.38%
Average interest-earning assets to interest-bearing liabilities	145.54%			145.59%			143.75%

(1)	Interest earned/paid on loans includes $679,000, $659,000, and $796,000 in loan fee income for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)	Annualized.

	For the Nine Months Ended
	September 30, 2025			September 30, 2024
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,296,782	$58,998	6.07%	$1,337,289	$61,637	6.15%
Short-term investments	104,179	3,481	4.46%	101,539	3,979	5.22%
Debt securities available-for-sale	24,909	543	2.91%	27,694	612	2.95%
Federal Home Loan Bank stock	2,423	168	9.24%	2,379	108	6.05%
Total interest-earning assets	1,428,293	63,190	5.90%	1,468,901	66,336	6.02%
Noninterest earning assets	88,020			99,161
Total assets	$1,516,313			$1,568,062
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$108,709	$682	0.84%	$204,892	$4,505	2.93%
Money market accounts	456,496	11,512	3.36%	463,632	13,560	3.90%
NOW accounts	83,420	985	1.57%	77,373	718	1.24%
Certificates of deposit	285,124	9,328	4.36%	237,760	9,232	5.18%
Total interest-bearing deposits	933,749	22,507	3.21%	983,657	28,015	3.80%
Borrowings
Short-term borrowings	33,971	1,007	3.95%	32,242	1,375	5.69%
Long-term borrowings	9,214	88	1.27%	9,642	98	1.36%
Total borrowings	43,185	1,095	3.38%	41,884	1,473	4.69%
Total interest-bearing liabilities	976,934	23,602	3.22%	1,025,541	29,488	3.83%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	293,472			305,849
Other noninterest-bearing liabilities	9,138			10,977
Total liabilities	1,279,544			1,342,367
Total equity	236,769			225,695
Total liabilities and equity	$1,516,313			$1,568,062
Net interest income		$39,588			$36,848
Interest rate spread (2)			2.68%			2.19%
Net interest-earning assets (3)	$451,359			$443,360
Net interest margin (4)			3.70%			3.34%
Average interest-earning assets to interest-bearing liabilities	146.20%			143.23%

(1)	Interest earned/paid on loans includes $2.1 million and $2.2 million in loan fee income for the nine months ended September 30, 2025 and September 30, 2024, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Performance Ratios:
Return on average assets (1)	0.70%	0.74%	0.18%	0.67%	0.20%
Return on average equity (1)	4.45%	4.77%	1.27%	4.32%	1.41%
Interest rate spread (1) (2)	2.63%	2.79%	2.19%	2.68%	2.19%
Net interest margin (1) (3)	3.67%	3.77%	3.38%	3.70%	3.34%
Noninterest expense to average assets (1)	3.00%	3.18%	2.96%	3.07%	3.05%
Efficiency ratio (4)	77.55%	76.73%	82.00%	78.10%	86.65%
Average interest-earning assets to average interest-bearing liabilities	145.54%	145.59%	143.75%	146.20%	143.23%
Average equity to average assets	15.75%	15.54%	14.45%	15.61%	14.39%

	At	At	At
	September 30,	June 30,	December 31,
(Dollars in thousands)	2025	2025	2024
Asset Quality
Non-accrual loans:
Commercial real estate	$53	$54	$57
Residential real estate	414	420	366
Commercial	1,511	1,536	1,543
Enterprise value	32,422	32,430	18,920
Consumer	—	—	1
Total non-accrual loans	34,400	34,440	20,887
Total non-performing assets	$34,400	$34,440	$20,887

Asset Quality Ratios
Allowance for credit losses for loans as a percent of total loans (5)	1.61%	1.58%	1.59%
Allowance for credit losses for loans as a percent of non-performing loans	59.34%	60.38%	100.96%
Non-performing loans as a percent of total loans (5)	2.71%	2.62%	1.57%
Non-performing loans as a percent of total assets	2.31%	2.24%	1.31%

Capital and Share Related
Shareholders' equity to total assets	16.16%	15.40%	14.50%
Book value per share	$13.55	$13.35	$12.99
Market value per share	$12.53	$12.49	$11.40
Shares outstanding	17,782,946	17,785,538	17,788,543

(1)	Annualized.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net (if applicable).
(5)	Loans are presented at amortized cost.